Exhibit 10.4

AMENDMENT NO. 1 TO THE

JANUS CAPITAL GROUP INC.

AMENDED AND RESTATED INCOME DEFERRAL PROGRAM

THIS AMENDMENT TO THE AMENDED AND RESTATED INCOME DEFERRAL PROGRAM (this “Amendment”) is made as of July 19, 2010.

WHEREAS, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Janus Capital Group Inc. wishes to amend the Amended and Restated Income Deferral Program (as amended through October 20, 2009, the “Program”) as set forth below; and

WHEREAS, Section 9.01 permits the Compensation Committee to amend the Program;

NOW, THEREFORE, the Program is hereby amended as follows:

1.               The second sentence of Section 4.04 of the Program is hereby amended to eliminate the ability of the Eligible Employee (as defined in the Program) to select quarterly installment payments.

2.               Section 6.04(d) is hereby deleted in its entirety and replaced with the following:

Cashouts of Small Amounts.  Subject to the remaining sentences of this subsection and subsections (b) and (c) of Section 6.02, if the total value of all of the Participant’s Deferral Subaccounts, as of any distribution date, is less than the applicable dollar amount under Section 402(g)(1)(B) of the Code, the Employer reserves the right to distribute all of the Participant’s Deferral Subaccounts to the Participant as a single lump sum as soon as practicable after the first Distribution Date that next follows the Participant’s Deferral Subaccounts falling below such threshold amount.  To the extent required under Section 409A, a Deferral Subaccount shall not be distributed under this subsection before the end of the minimum period of additional deferral that is applicable to the Deferral Subaccount under Section 4.05.  If the preceding sentence delays payout of a distribution, payout shall be made as soon as practicable after the minimum period of deferral.  By no later than the date payment is made, the Employer must specify in writing that it is exercising its discretion to make the payment in form of a single lump sum payment under this subsection 4.06.  In addition, if (1) a Participant has a Separation from Service, and (2) the total value of all of the Participant’s Deferral Subaccounts, as of any distribution date, is less than $50,000, all of the Participant’s Deferral Subaccounts shall be distributed to the Participant as a single lump sum as soon as practicable after the Distribution Date that next follows the Participant’s Deferral Subaccounts falling below such threshold amount.

3.               The terms of this Amendment shall be effective for any deferral election made by an Eligible Employee pursuant to the Program after the date first set forth above.

4.               This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Delaware.

5.               Except as modified by this Amendment, the Plan is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

JANUS CAPITAL GROUP INC.

/s/ Gregory A. Frost
By:	Gregory A. Frost
Title:	Executive Vice President, Chief Financial Officer and Treasurer